Exhibit 99.1

OLB Group Inc. Reports 2022 Financials with Revenue Increase of 81.7%

Company increases year-over-year annual revenue from $16.7M to $30.4M

NEW YORK, NY / ACCESSWIRE / March 30, 2023 / The OLB Group, Inc. (NASDAQ:OLB) (“OLB,” “we,” “us,” “our,” or the “Company”), a diversified Fintech eCommerce merchant services provider and Bitcoin mining enterprise, announced today its year end 2022 financial results.

We are a diversified FinTech company and a payment facilitator that, through our subsidiaries, focuses on a suite of products in the merchant services and payment facilitator verticals. These services include electronic payment processing, cloud-based multi-channel commerce platform solutions and crowd funding services for small to medium sized businesses. The Company is focused on providing these integrated business solutions to merchants throughout the United States through three wholly-owned subsidiaries, eVance, Inc., Omnisoft.io, Inc., and CrowdPay.us, Inc.

In July 2021, we formed DMINT, Inc., a wholly owned subsidiary (“DMint”), to operate in the Bitcoin mining industry. DMint has relocated our ASIC-based Antminer S19J Pro mining computers to our new Tennessee facility in February 2023 with access to 20 MW of power at attractive energy rates.

Financial Highlights

For the year ended December 31, 2022, we had total revenue of $30,368,979 compared to $16,710,759 of revenue for the year ended December 31, 2021, an increase of $13,658,220 or 81.7%. The Fintech Services segment reported $29,642,800 of revenue and the Cryptocurrency Business segment reported $726,179 of revenue. We earned $28,950,785 in transaction and processing fees, $64,900 in merchant equipment rental and sales and $627,115 in other revenue during the year ended December 31, 2022, compared to $15,810,626 in transaction and processing fees, $131,802 in merchant equipment sales and $464,327 in other revenue during the year ended December 31, 2021.

For the year ended December 31, 2022, we had processing and servicing costs of $23,152,397 compared to $13,480,212 of processing and servicing costs for the year ended December 31, 2021. Processing and servicing costs increased by $9,672,185 or 71.8%.

General and administrative expenses (“G&A”) for the year ended December 31, 2022 was $4,490,731 compared to $2,387,416 for the year ended December 31, 2021, an increase of $2,103,315 or 88.1%.

Key Highlights for 2022

●	Annual revenue increased to $30.4 million in 2021 from $16.7 million in 2022 (81.7% increase)

●	$1.2 Billion in transaction volume annualized run rate ending 2022

●	12.9 Million transactions were processed in 2022

●	Merchant services business increased $13.3 million in 2022 compared with 2021 (80.7% increase)

●	Acquired and built out a Bitcoin mining data center in Tennessee with multi-year power agreements

●	Transferred 1000 ASIC Bitcoin mining computers to new Tennessee facility to benefit from lower hydroelectric power costs

●	Company continues to be debt free

●	Established Crypto currency Business segment as a stand-alone business relating to the Company’s Bitcoin mining operation in preparation for planned spinoff of DMint to shareholders

To see a complete version of the Company’s Annual Report on Form 10-K, please click on the following link: https://www.sec.gov/Archives/edgar/data/1314196/000121390023024330/f10k2022_theolbgroup.htm

For more information about The OLB Group, please visit www.olb.com or https://investors.olb.com

Future OLB Press Releases and Updates

Interested investors or shareholders can be notified of future Press Releases and Industry Updates by e-mailing IR@OLB.com

About The OLB Group, Inc.

The OLB Group, Inc. is a diversified Fintech eCommerce merchant services provider and Bitcoin crypto mining enterprise. The Company’s eCommerce platform delivers cloud-based merchant services for a comprehensive digital commerce solution to over 10,300 merchants in diversified market sectors in all 50 states. DMint, a wholly owned subsidiary of OLB Group, is engaged in the mining of Bitcoin in Tennessee with efficient 1,000 ASIC-based S19j Pro 96T mining computers access to 20MW. For more information about solutions, services, or to find a reseller, please visit www.olb.com. Investor information is available at www.olb.com/investors-data and www.dmint.com.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, Net Loss before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA, as defined in Regulation G. The Company reports its financial results in compliance with GAAP, but also provides additional non-GAAP measures of its operating results. The Company defines EBITDA as net loss, before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, as defined above, adding back non-cash stock option costs and certain non-recurring items, such as costs incurred with completing acquisitions. These measures may not be comparable to similarly titled measures reported by other companies. Management believes the use of EBITDA and adjusted EBITDA is appropriate to enhance the understanding by the Company’s investors of its historical performance through use of a metric that seeks to normalize earnings.

Safe Harbor Statement

All statements from The OLB Group, Inc. in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements concerning the impact of COVID-19 on our operations and financial condition, the CBD and related products marketplace, our ability to implement our proprietary merchant boarding and CRM system and to roll out our Omni Commerce and SecurePay applications, including payment methods, to our current merchants and the integration of our secure payment gateway with our crowdfunding platform. While the Company’s management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include statements regarding the expected revenue and income for operations to be generated by The OLB Group, Inc. For other factors that may cause our actual results to differ from those that are expected, see the information under the caption “Risk Factors” in the Company’s most recent Form 10-K and 10-Q filings, and amendments thereto, as well as other public filings with the SEC since such date. The Company operates in a rapidly changing and competitive environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.

Contacts

Rick Lutz
The OLB Group - Investor Relations
IR@OLB.com
(212) 278-0900 EXT: 333

SOURCE: The OLB Group, Inc.